Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-151660, 333-151663, 333-109474, 333-100238 and 333-53384 on Form S-8 and Registration Statement Nos. 333-156276, 333-144665, 333-136852, 333-116110 and 333-64218 on Form S-3 of BioSante Pharmaceuticals, Inc. of our reports dated March 16, 2009, relating to the financial statements of BioSante Pharmaceuticals, Inc., and the effectiveness of BioSante Pharmaceuticals, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of BioSante Pharmaceuticals, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Chicago, Illinois
March 16, 2009